Exhibit 10.1
Amended April 21, 2022

VMware, Inc.
Executive Bonus Program

Executive Bonus Program Objectives

Among the objectives of the VMware Bonus Program are to:

•motivate our executives to achieve our strategic, operational and financial goals
•reward superior performance
•attract and retain exceptional executives; and
•reward behaviors that result in long term increased stockholder value

Overview

The Compensation Committee of the Board of Directors (“Compensation Committee” or “Administrator”) has adopted a cash bonus program relating to performance (the “Executive Bonus Program”) under the 2007 Equity and Incentive Plan (the “Plan”) providing for possible cash bonuses to specified senior executives of VMware, Inc. and its consolidated subsidiaries (the “Company”). Unless otherwise indicated herein, provisions of the Plan apply to the Executive Bonus Program.

In keeping with VMware’s philosophy of tying a substantial portion of our executive compensation to the achievement of measurable achievements, a goals-based cash bonus program has been developed and implemented. The determination of bonus payouts will be made after the conclusion of the measurement periods ending on the last day of the performance period established by the Compensation Committee based on results achieved by the Company, as reported to the Compensation Committee by the Chief Financial Officer, Chief Accounting Officer or Corporate Controller. Bonuses will be determined by the Compensation Committee. Bonus payments will only occur if certain predetermined Company and individual objectives (“MBOs”) are successfully achieved. Bonus amounts will be calculated (“Calculated Bonus Amounts”) based upon the degree of achievement of the predetermined objectives. The Compensation Committee shall determine final bonus payouts and, in its discretion, taking into account review and discussion of recommendations made by the Chief Executive Officer, may reduce, but not increase, final bonus payouts from the Calculated Bonus Amounts.

Bonus awards represent an unfunded, unsecured promise by the Company to pay a bonus amount determined by the Compensation Committee to each individual subject to the Executive Bonus Program (“Participant”), but only upon satisfaction of the performance criteria determined by the Compensation Committee in accordance with the provisions set forth below.

Eligibility

All senior executives are eligible to be considered for participation. However, no person is automatically entitled to participate in the Executive Bonus Program. Participants will be approved solely at the discretion of and may be amended at any time by the Compensation Committee.

Participants may include executive officers of the Company as defined under Rule 3b-7 of the 1934 Securities Exchange Act (“Executive Officers”) and other senior executives who are not Executive Officers. At its discretion, the Compensation Committee may delegate authority to the Chief Executive Officer to add senior executives who are not Executive Officers to the Executive Bonus Program.

Administration

As Administrator, the Compensation Committee is ultimately responsible for administering the Executive Bonus Program. The Administrator has all powers and discretion necessary or appropriate to review and approve the Executive Bonus Program and its operation, including, but not limited to, the power to (a) determine Participants, (b) interpret the provisions of the Executive Bonus Program, (c) adopt rules for the administration, interpretation and application of the Executive Bonus Program consistent with the Plan, and (d) interpret, amend or revoke any such rules. All determinations and decisions made by the Administrator or its delegee will be final, conclusive and binding on all persons and will be given the maximum deference permitted by law. The Administrator, in its sole discretion, may amend or terminate the Executive Bonus Program, or any part thereof, at any time and for any reason, subject to the limitations set forth in Sections 3, 6(b)(iv) and 7 of the Plan.

The Administrator has full, non-delegable authority to make final determinations with respect to bonuses granted under the Executive Bonus Program to Executive Officers. The Administrator may, in its discretion, delegate authority over bonuses to Participants who are not Executive Officers to the Chief Executive Officer of the Company.

Target Bonus Formulas

The Administrator shall establish target bonuses and bonus formulas for the Executive Bonus Program. Target bonus amounts will be a designated percentage (the “Target Bonus Percentage”) of a Participant’s actual annual base salary earned for the Performance Period (the “Annual Base Salary”). The Target Bonus Percentage will be determined by the Compensation Committee at a time when the actual results of the performance criteria established by the Committee for a performance period are substantially uncertain.

The Calculated Bonus Amount, if any, may range 0% to 225% of the Target Bonus Percentage multiplied by the Participant’s Annual Base Salary depending upon performance achievement. Minimum bonus thresholds are described below. For purposes of this calculation, a Participant’s Annual Base Salary may not exceed 200% of the Participant’s base salary rate as of the date that annual performance targets are approved.

Performance Period

Unless otherwise determined by the Compensation Committee, the performance periods for bonuses granted under the Executive Bonus Program will run for the duration of the Company’s fiscal year (each, a “Performance Period”).

Participants are not eligible to participate in any other Company bonus or incentive plan during a Performance Period. This exclusion does not apply, however, to applicable employee referral bonuses, spot bonuses, equity awards, employee stock purchase plan or Company contributions to qualified retirement or savings plans.

New Hires: Calculated Bonus Amounts will be prorated for newly hired Participants based on the number of days they are employed during the Performance Period.

Leaves of Absence: Calculated Bonus Amounts will be prorated for any time during the Performance Period that a Participant is on an unpaid leave of absence status. Unpaid leaves of absence exclude those absences for which vacation, sick leave or other compensation is paid directly by the Company. Unpaid absences include those absences for which compensation is received from any source other than directly from the Company.

Changes in Position: Participants who move from one bonus-eligible position to a different bonus-eligible position with a different target bonus percentage may earn a target bonus prorated based on base pay and bonus at the start of each period.

Termination: In order to vest in the right to receive a bonus under the Executive Bonus Program, a Participant must be in an active employment status or on approved leave at the day the bonus is paid out. A Participant whose employment ends for any reason prior to that date will not earn and will not be paid any bonus under this Executive Bonus Program.

The Compensation Committee has exclusive discretion to determine when a Participant is no longer actively employed for purposes of the Executive Bonus Program. Participants have no right or interest in any bonus and such bonus is not earned unless the Administrator determines a bonus payout is due.

Performance Metrics

The Calculated Bonus Amount will depend on both a company (“Corporate Financial Metric”) component and an MBO component selected from the performance goals from the Plan. The Company must meet a minimum performance threshold established within the Corporate Financial Metric in order for any bonus payouts to be made. If the minimum threshold is not achieved, the Executive Bonus Program will not be funded and no bonus payouts will be made. The Corporate Financial Metrics, the MBOs and the relative weighting of the Corporate Financial Metrics and the MBOs will be determined by the Committee at a time when the actual results of the performance criteria established by the Committee for a performance period are substantially uncertain.

Corporate Financial Metric Component: The Corporate Financial Metric will be determined by calculating success against Company-wide financial metrics and, as applicable, business unit performance metrics, as determined by the Compensation Committee.
MBO Component: Each Participant will be assigned MBOs by the Compensation Committee that are appropriate to the Participant’s role at the Company. If the threshold achievement under the

Corporate Financial Metric is met, then the MBO component is funded at a multiple of the Corporate Financial Metric percentage to be set by the Compensation Committee. The Compensation Committee can exercise negative discretion to reduce the bonus for the MBO component. In making its determination whether to reduce the bonus for the MBO component, the Compensation Committee shall review and discuss the Chief Executive Officer’s assessment of each Participant’s MBO achievement.

Bonus Determination and Payment

The Compensation Committee shall determine bonus payouts to Participants based upon achievement of the foregoing metrics and goals. The Committee reserves the right to reduce bonus payouts below Calculated Bonus Amounts or not make any bonus payouts in its sole discretion.

Cancellation, Rescission and Recoupment of Awards

Any bonus granted under this Executive Bonus Program to a Participant will be subject to cancellation, rescission, repayment, recoupment or other action at the discretion of the Compensation Committee as set forth in Section 7(d) of the Plan in the event of a restatement of incorrect financial results, the Participant’s termination for “Cause” (as such term is defined in the Plan unless the Participant is a participant or party to a separate Company plan or agreement deemed by the Committee to be applicable to Participant’s termination of employment, in which case the definition of “Cause” will be as defined in such other applicable plan or agreement) and any other clawback policy that the Compensation Committee may adopt or impose.

At-Will Employment (U.S. Only)

This Executive Bonus Program does not affect the terminable-at-will status of the employment relationship. Neither the attainment of goals nor the continuous service requirement necessary to earn a bonus alters the ability of a Participant or the Company to terminate employment at any time, with or without reason and with or without advance notice.

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